United Security Bancshares -
First Quarter Profits: $1.2 million

FRESNO, CA, April 20, 2015. United Security Bancshares (http://www.unitedsecuritybank.com/) (Nasdaq Global Select: UBFO), today announced its unaudited financial results for the quarter ended March 31, 2015. The Company recognized net income of $1,228,000 for the first quarter of 2015, an improvement of $320,000, or 35.24%, relative to the net income in the first quarter of 2014. Basic and diluted earnings per share increased to $0.08 for the three months ended March 31, 2015, as compared to $0.06 for the three months ended March 31, 2014.

Annualized return on average equity (ROAE) for the three months ended March 31, 2015 was 5.94%, compared to 4.77% for the three months ended March 31, 2014. Annualized return on average assets (ROAA) was 0.74% for the three months ended March 31, 2015, compared to 0.55% for the three months ended March 31, 2014. The increases in ROAE and ROAA for the three months ended March 31, 2015 were partially due to growth in the loan portfolio during the second half of 2014 and the resulting favorable impact on interest income. Net income increased for the three months ended March 31, 2015 compared to the same period ended March 31, 2014, and our net interest margin strengthened from 3.81% at March 31, 2014 to 4.26% at March 31, 2015. The 45 basis point increase in net interest margin in the period-to-period comparison resulted primarily from growth of the loan portfolio, which is a higher yielding asset, compared to overnight investments with the Federal Reserve Bank.

The Board of Directors of United Security Bancshares declared a first quarter 2015 stock dividend of one percent (1%) on March 24, 2015. The stock dividend was payable to shareholders of record on April 6, 2015, and the shares will be issued on April 17, 2015. This marks the 26th consecutive quarterly stock dividend since initiated in 2008. Capital preservation remains a significant focus of the Company's Directors in consideration of the Basel III capital standards adopted.

Dennis R. Woods, President and Chief Executive Officer of the Company, states, “2015 has begun on a high note with a year-over-year increase of over 35% in net income and $34 million growth in our loan portfolio during the first quarter. We are well positioned for continued success during the remainder of the year.” Total assets were up $15,255,000, or 2.30% in the first quarter of 2015, due to net growth of $34,326,000 in gross loan balances. Loan volume was favorably impacted by the purchase of $18,924,000 in residential mortgage loans. Shareholders’ equity at March 31, 2015 was $84,144,000, up $1,318,000 from shareholders’ equity of $82,826,000 at December 31, 2014.

Net interest income before provision for credit losses for the three months ended March 31, 2015 totaled $6,224,000, an increase of $759,000 from the $5,465,000 reported for the three months ended March 31, 2014. The net interest margin was 4.26% for the three months ended March 31, 2015, as compared to 3.81% for the three months ended March 31, 2014. The Company experienced an improvement in net interest margin due to a shift within average interest-earning assets from low-yielding overnight investments to higher-yielding loans.

Noninterest income for the three months ended March 31, 2015 totaled $921,000, reflecting an increase of $204,000 from $717,000 in noninterest income reported for the three months ended March 31, 2014. Customer service fees continue to provide the majority of the Company's noninterest income, totaling $833,000 and $794,000 for the quarters ended March 31, 2015 and 2014, respectively. On a year-over-year comparative basis, non-interest income increased primarily due to a decrease of $220,000 on loss on the fair value option of financial liabilities.

For the three months ended March 31, 2015, noninterest expense totaled $4,708,000, a decrease of $87,000 as compared to $4,795,000 for the three months ended March 31, 2014. On a year-over-year comparative basis, noninterest expense decreased primarily due to decreases of $213,000 in net cost on OREO and $95,000 in salaries expense during the three months ended March 31, 2015, compared to the same period ended March 31, 2014. Partially offsetting the decreases were increases in professional fees and occupancy expenses.

The Company recorded a provision for credit losses for $459,000 in connection with a single borrower consumer relationship who exhibited credit deterioration at the end of the first quarter 2015. The Company had a negative provision of $47,000 for the three months ended March 31, 2014. Net loan recoveries totaled $60,000 for the three months ended March 31, 2015, as compared to net recoveries of $142,000 for the three months ended March 31, 2014. With a modest recovery in the economy and real estate markets within the Bank's service area, the Company has maintained an adequate allowance for loan losses which totaled 2.29% of total loans at March 31, 2015, a slight decline compared to 2.35% of total loans at December 31, 2014.

In determining the adequacy of the allowance for loan losses, Management's judgment is a significant factor and management considers the allowance for credit losses at March 31, 2015 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, increased approximately $1,123,000 between December 31, 2014 and March 31, 2015. Nonperforming assets as a percentage of total assets increased from 4.46% at December 31, 2014 to 4.53% at March 31, 2015. Nonaccrual loans increased $972,000 between December 31, 2014 and March 31, 2015, while OREO balances remained the same. Impaired loans totaled $17,152,000 at March 31, 2015, an increase of $1,115,000 from the balance of $16,037,000 at December 31, 2014.

United Security Bancshares is a $670+ million bank holding company headquartered in Fresno, California. United Security Bank, its principal subsidiary, is a California state chartered bank with 11 branches serving the Central Valley and Campbell, and is a member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the written regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California’s budget issues, including the effect on Federal spending do to sequestration required by the Budget Control Act of 2011. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on the Company's specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect the Company's performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and particularly the section of Management’s Discussion and Analysis. Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31, 2015	December 31, 2014
Assets
Cash and noninterest-bearing deposits in other banks	$18,812	$21,348
Cash and due from Federal Reserve Bank	66,666	82,229
Cash and cash equivalents	85,478	103,577
Interest-bearing deposits in other banks	1,523	1,522
Investment securities available for sale (at fair value)	46,898	48,301
Loans and leases, net of unearned fees	492,560	457,595
Less: Allowance for credit losses	(11,290)	(10,771)
Net loans	481,270	446,824
Premises and equipment - net	11,331	11,550
Other real estate owned	14,010	14,010
Goodwill and intangible assets	4,488	4,488
Cash surrender value of life insurance	17,845	17,717
Deferred income taxes	6,849	6,853
Other assets	8,732	8,327
Total assets	$678,424	$663,169
Deposits
Noninterest bearing demand deposits	$227,537	$215,439
Money market, NOW, and savings	273,104	271,789
Time	77,626	78,145
Total deposits	578,267	565,373
Accrued interest payable	42	40
Other liabilities	5,733	4,815
Junior subordinated debentures (at fair value)	10,238	10,115
Total liabilities	594,280	580,343
Shareholders' equity

Common stock, no par value 20,000,000 shares authorized, 15,579,335 issued and outstanding at March 31, 2015, and 15,425,086 at December 31, 2014	50,106	49,271
Retained earnings	34,130	33,730
Accumulated other comprehensive loss	(92)	(175)
Total shareholders' equity	84,144	82,826
Total liabilities and shareholders' equity	$678,424	$663,169

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended March 31,
	2015	2014
Interest income:
Interest and fees on loans	$6,279	$5,475
Interest on investment securities	214	228
Interest on deposits in FRB	46	83
Interest on deposits in other banks	2	2
Total interest income	6,541	5,788
Interest expense:
Interest on deposits	259	262
Interest on other borrowed funds	58	61
Total interest expense	317	323
Net interest income before provision for credit losses	6,224	5,465
Provision (Recovery of provision) for credit losses	459	(47)
Net interest income	5,765	5,512
Non-interest income:
Customer service fees	833	794
Increase in cash surrender value of bank-owned life insurance	128	127
Loss on Fair Value of Financial Liability	(125)	(345)
Other non-interest income	85	141
Total non-interest income	921	717
Non-interest expense:
Salaries and employee benefits	2,431	2,526
Occupancy expense	940	873
Data processing	31	41
Professional fees	348	180
Regulatory assessments	246	233
Director fees	56	56
Amortization of intangibles	—	47
Correspondent bank service charges	19	29
Loss on California tax credit partnership	30	23
Net cost on operation and sale of OREO	68	281
Other non-interest expense	539	506
Total non-interest expense	4,708	4,795
Income before income tax provision	1,978	1,434
Provision for income taxes	750	526
Net Income	$1,228	$908

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended March 31,
	2015	2014
Basic earnings per share	$0.08	$0.06
Diluted earnings per share	$0.08	$0.06
Weighted average basic shares for EPS	15,579,335	15,554,688
Weighted average diluted shares for EPS	15,581,162	15,559,409

Average Balances:
Average assets	$672,886	$666,471
Average interest-earning assets	593,316	582,451
Average loans	466,781	395,277
Average deposits	571,599	570,585
Average equity	83,877	77,289

Annualized return on:
Average assets	0.74%	0.55%
Average equity	5.94%	4.77%
Yield on interest-earning assets	4.48%	4.03%
Cost of interest-bearing liabilities	0.36%	0.38%
Net interest margin	4.26%	3.81%
Annualized net recoveries to average loans	(0.05)%	(0.15)%

	March 31, 2015	December 31, 2014
Shares outstanding - period end	15,579,335	15,425,086
Book value per share	$5.40	$5.37
Tangible book value per share	$5.11	$5.08
Efficiency ratio	64.94%	64.57%
Total nonperforming assets	$30,709	$29,586
Nonperforming assets to total assets	4.53%	4.46%
Total impaired loans	$17,152	$16,037
Total nonaccrual loans	$10,907	$9,935
Loan to deposit ratio	85.18%	80.94%
Allowance for credit losses to total loans	2.29%	2.35%